SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 4)*

                            LAMAR ADVERTISING COMPANY
                                (Name of Issuer)

                CLASS A COMMON STOCK, PAR VALUE $0.001 PER SHARE
                         (Title of Class of Securities)

                                    512815101
                                 (CUSIP Number)

                               SPO Advisory Corp.
                         591 Redwood Highway, Suite 3215
                          Mill Valley, California 94941
                                 (415) 383-6600

                                 with a copy to:

                                Alison S. Ressler
                             Sullivan & Cromwell LLP
                             1888 Century Park East
                       Los Angeles, California 90067-1725
                                 (310) 712-6600

           (Name, Address and Telephone Number of Person Authorized to
                       Receive Notices and Communications)

                               September 27, 2007
             (Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this Schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box |_|.

Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                                              Page 1 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 9,495,969 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 9,495,969 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,495,969
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SPO Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 2 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 9,495,969 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 9,495,969 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,495,969
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         11.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 3 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         San Francisco Partners II, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 469,630 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 469,630 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         469,630
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Power is exercised through its sole general partner, SF Advisory Partners, L.P.

CUSIP No. 512815101                                           Page 4 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SF Advisory Partners, L.P.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 469,630 (1)(2)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 469,630 (1)(2)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         469,630
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.6%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         PN
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of San Francisco Partners II, L.P.
(2) Power is exercised through its sole general partner, SPO Advisory Corp.

CUSIP No. 512815101                                           Page 5 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         SPO Advisory Corp.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         Delaware
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 9,965,599 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 9,965,599 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,965,599
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Solely in its capacity as the sole general partner of SPO Advisory Partners, L.P. with respect to 9,495,969 of such shares; and solely in its capacity as the sole general partner of SF Advisory Partners, L.P. with respect to 469,630 of such shares.

(2) Power is exercised through its three controlling persons, John H. Scully, William E. Oberndorf and William J. Patterson.

CUSIP No. 512815101                                           Page 6 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         John Scully
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 225,600 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              9,965,599 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 225,600 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,965,599 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         10,191,199
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.4%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) Of these shares, 3,100 shares are held in the John H. Scully Individual Retirement Accounts, which are self-directed, and 222,500 shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as controlling person, sole director and executive officer of Phoebe Snow Foundation, Inc.

(2) These shares may be deemed to be beneficially owned by Mr. Scully solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 7 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William E. Oberndorf
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 -0-
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              9,965,599 (1)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 -0-
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                  9,965,599 (1)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          9,965,599
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares may be deemed to be beneficially owned by Mr. Oberndorf solely in his capacity as one of three controlling persons of SPO Advisory Corp.

CUSIP No. 512815101                                           Page 8 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         William J. Patterson
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         Not Applicable
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(e) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 300 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              9,975,299 (2)
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 300 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 9,975,299 (2)
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,975,599
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         12.2%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

(1) These shares are held in the William J. Patterson Individual Retirement Account, which is self directed.


(2) Of these shares, 9,965,599 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as one of three controlling persons of SPO Advisory Corp. and 9,700 shares may be deemed to be beneficially owned by Mr. Patterson solely in his capacity as a controlling person, director and executive officer of The Elizabeth R. & William J. Patterson Foundation.

CUSIP No. 512815101                                           Page 9 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Phoebe Snow Foundation, Inc.
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 222,500 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 222,500 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         222,500
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         0.3%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

(1) Power is exercised through its controlling person, sole director and executive officer, John H. Scully.

CUSIP No. 512815101                                          Page 10 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         The Elizabeth R. & William J. Patterson Foundation
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         WC
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         California
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 9,700 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 9,700 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         9,700
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         CO
--------------------------------------------------------------------------------

** Denotes less than.

(1) Power is exercised through its controlling persons, directors and executive officers, William J. Patterson and Elizabeth R. Patterson.

CUSIP No. 512815101                                          Page 11 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Eli J. Weinberg
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(f) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 120
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 120
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         120
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

CUSIP No. 512815101                                          Page 12 of 44 pages

--------------------------------------------------------------------------------
1.       NAME OF REPORTING PERSON
         Ian R. McGuire
--------------------------------------------------------------------------------
2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:           (a)     |_|
                                                                     (b)     |X|
--------------------------------------------------------------------------------
3.       SEC Use Only
--------------------------------------------------------------------------------
4.       SOURCE OF FUNDS
         PF
--------------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e) |_|
--------------------------------------------------------------------------------
6.       CITIZENSHIP OR PLACE OF ORGANIZATION
         USA
--------------------------------------------------------------------------------
                          7.     SOLE VOTING POWER
                                 1,156 (1)
                          ------------------------------------------------------
  NUMBER OF SHARES        8.     SHARED VOTING POWER
 BENEFICIALLY OWNED              -0-
 BY EACH REPORTING        ------------------------------------------------------
     PERSON WITH          9.     SOLE DISPOSITIVE POWER
                                 1,156 (1)
                          ------------------------------------------------------
                          10.    SHARED DISPOSITIVE POWER
                                 -0-
--------------------------------------------------------------------------------
11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
         1,156
--------------------------------------------------------------------------------
12.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
         SHARES |_|
--------------------------------------------------------------------------------
13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
         **0.1%
--------------------------------------------------------------------------------
14.      TYPE OF REPORTING PERSON
         IN
--------------------------------------------------------------------------------

**  Denotes less than.

(1) Of these shares, 256 shares are held in the Ian R. McGuire Individual Retirement Account, which is self-directed.

                                                             Page 13 of 44 pages

         This Amendment No. 4 amends the Schedule 13D (the "Original 13D") filed with the Securities and Exchange Commission ("SEC") on August 22, 2005 and as amended on May 10, 2006, July 19, 2006 and July 31, 2007. Unless otherwise stated herein, the Original 13D, as previously amended, remains in full force and effect. Terms used therein and not defined herein shall have the meanings ascribed thereto in the Original 13D.

ITEM 2.  IDENTITY AND BACKGROUND.

         Item 2(a) is hereby amended and restated in its entirety as follows:

         (a) The undersigned hereby file this Schedule 13D Statement on behalf of SPO Partners II, L.P., a Delaware limited partnership ("SPO"), SPO Advisory Partners, L.P., a Delaware limited partnership ("SPO Advisory Partners"), San Francisco Partners II, L.P., a California limited partnership ("SFP"), SF Advisory Partners, L.P., a Delaware limited partnership ("SF Advisory Partners"), SPO Advisory Corp., a Delaware corporation ("SPO Advisory Corp."), John H. Scully ("JHS"), William E. Oberndorf ("WEO"), William J. Patterson ("WJP"), Phoebe Snow Foundation, Inc., a California corporation ("PS Foundation"), The Elizabeth R. & William J. Patterson Foundation, a California corporation ("Patterson Foundation"), Eli J. Weinberg ("EJW") and Ian R. McGuire ("IRM"). SPO, SPO Advisory Partners, SFP, SF Advisory Partners, SPO Advisory Corp., JHS, WEO, WJP, PS Foundation, Patterson Foundation, EJW and IRM are sometimes hereinafter referred to as the "Reporting Persons." The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Act"), although neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that a group exists.

         The following subsection is hereby added to Item 2(b)-(c) in appropriate alphabetical order as follows:

         IRM

         IRM's business address is 591 Redwood Highway, Suite 3215, Mill Valley, California 94941. His present principal occupation is as a principal for SPO Partners & Co.

                                                             Page 14 of 44 pages



ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION.

         Item 3 is hereby amended and restated in its entirety as follows:

         The source and amount of the funds used or to be used by the Reporting Persons to purchase Shares are as follows:

NAME                           SOURCE OF FUNDS                       AMOUNT OF FUNDS
---------------------          ---------------------------           ---------------
SPO                            Contributions from Partners           $436,006,838
SPO Advisory Partners          Not Applicable                        Not Applicable
SFP                            Contributions from Partners           $20,460,359
SF Advisory Partners           Not Applicable                        Not Applicable
SPO Advisory Corp.             Not Applicable                        Not Applicable
JHS                            Not Applicable and Personal Funds     $176,634
WEO                            Not Applicable                        Not Applicable
WJP                            Not Applicable and Personal Funds     $16,483
PS Foundation                  Contributions from Shareholders       $12,685,349
Patterson Foundation           Contributions from Shareholders       $554,058
EJW                            Personal Funds                        $5,282
IRM                            Personal Funds                        $61,176

ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         (a) Percentage interest calculations for each Reporting Person are based upon the Issuer having 81,872,372 total outstanding shares of Class A common stock as reported on the Issuer's 10-Q filed with the Securities and Exchange Commission on August 8, 2007.

         SPO

         The aggregate number of Shares that SPO owns beneficially, pursuant to Rule 13d-3 of the Act, is 9,495,969 Shares, which constitutes approximately 11.6% of the outstanding Shares.

         SPO Advisory Partners

         Because of its position as the sole general partner of SPO, SPO Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,495,969 Shares, which constitutes approximately 11.6% of the outstanding Shares.

         SFP

         The aggregate number of Shares that SFP owns beneficially, pursuant to Rule 13d-3 of the Act, is 469,630 Shares, which constitutes approximately
0.6% of the outstanding Shares.

                                                             Page 15 of 44 pages

         SF Advisory Partners

         Because of its position as the sole general partner of SFP, SF Advisory Partners may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 469,630 Shares, which constitutes approximately 0.6% of the outstanding Shares.

         SPO Advisory Corp.

         Because of its positions as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,965,599
Shares in the aggregate, which constitutes approximately 12.2% of the outstanding Shares.

         JHS

         Individually, and because of his positions as a control person of SPO Advisory Corp. and controlling person, sole director and executive officer of PS Foundation, JHS may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 10,191,199 Shares, which constitutes approximately 12.4% of the outstanding Shares.

         WEO

         Because of his position as a control person of SPO Advisory Corp., WEO may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,965,599 Shares, which constitutes approximately 12.2% of the outstanding Shares.

         WJP

         Individually and because of his position as a control person of SPO Advisory Corp. and as a control person, director and executive officer of Patterson Foundation, WJP may, pursuant to Rule 13d-3 of the Act, be deemed to be the beneficial owner of 9,975,599 Shares, which constitutes approximately 12.2% of the outstanding Shares.

         PS FOUNDATION

         The aggregate number of Shares that PS Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 222,500 Shares, which constitutes approximately 0.3% of the outstanding Shares.

                                                             Page 16 of 44 pages

         PATTERSON FOUNDATION

         The aggregate number of Shares that Patterson Foundation owns beneficially, pursuant to Rule 13d-3 of the Act, is 9,700 Shares, which constitutes less than 0.1% of the outstanding Shares.

         EJW

         The aggregate number of Shares that EJW owns beneficially, pursuant to Rule 13d-3 of the Act, is 120 Shares, which constitutes less than 0.1% of the outstanding Shares.

         IRM

         The aggregate number of Shares that IRM owns beneficially, pursuant to Rule 13d-3 of the Act, is 1,156 Shares, which constitutes less than 0.1% of the outstanding Shares.

         To the best of the knowledge of each of the Reporting Persons, other than as set forth above, none of the persons named in Item 2 hereof is the beneficial owner of any Shares.

         (b) SPO

         Acting through its sole general partner, SPO has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 9,495,969 Shares.

         SPO Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SPO, SPO Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 9,495,969
Shares.

         SFP

         Acting through its sole general partner, SFP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 469,630 Shares.

         SF Advisory Partners

         Acting through its sole general partner and in its capacity as the sole general partner of SFP, SF Advisory Partners has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 469,630 Shares.

         SPO Advisory Corp.

         Acting through its controlling persons and in its capacities as the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, SPO Advisory Corp. has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 9,965,599 Shares in the aggregate.

                                                             Page 17 of 44 pages

         JHS

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, JHS may be deemed to have shared power with WEO and WJP to vote or to direct the vote and to dispose or to direct the disposition of 9,965,599 Shares held by SPO and SFP in the aggregate. In addition, JHS has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 3,100 Shares held in the John H. Scully Individual Retirement Accounts, which are self-directed individual retirement accounts, and 222,500 Shares held by the PS Foundation, for which JHS is the controlling person, sole director and executive officer.

         WEO

         As one of three controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WEO may be deemed to have shared power with JHS and WJP to vote or to direct the vote and to dispose or to direct the disposition of 9,965,599 Shares held by SPO and SFP in the aggregate.

         WJP

         As one of the controlling persons of SPO Advisory Corp., which is the sole general partner of each of SPO Advisory Partners and SF Advisory Partners, WJP may be deemed to have shared power with JHS and WEO to vote or to direct the vote and to dispose or to direct the disposition of 9,965,599 Shares held by SPO and SFP in the aggregate. WJP may be deemed to have shared power to vote or to direct the vote and to dispose or to direct the disposition of 9,700 Shares held by the Patterson Foundation. In addition, WJP has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 300 Shares held in the William J. Patterson Individual Retirement Account, which is a self-directed individual retirement account.

         PS FOUNDATION

         Acting through its controlling person, PS Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 222,500 Shares.

         PATTERSON FOUNDATION

         Acting through its two controlling persons, directors and executive officers, Patterson Foundation has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 9,700 Shares.

         EJW

         EJW has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 120 Shares.

         IRM

         IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 256 Shares held in the Ian R. McGuire Individual Retirement Account, which is a self-directed individual retirement account. In addition, IRM has the sole power to vote or to direct the vote and to dispose or to direct the disposition of 900 Shares.

         (c) Within the past 60 days of the date of this statement, Reporting Persons purchased Shares in open market transactions on the Nasdaq Global Select Market as set forth on Schedule I attached hereto.

                                                             Page 18 of 44 pages

         Except as set forth in this paragraph (c), to the best of the knowledge of each of the Reporting Persons, none of the persons named in response to paragraph (a) has effected any transactions in Shares during the past 60 days.

         (d) Each of the Reporting Persons affirms that no person other than such Reporting Person has the right to receive or the power to direct the receipt of distributions with respect to, or the proceeds from the sale of, Shares owned by such Reporting Person.

         (e) Not applicable.

ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

         Item 7 is hereby amended and restated in its entirety as follows:

Exhibit A:        Agreement pursuant to Rule 13d-1 (k)

Exhibit B:        Powers of Attorney (previously filed)

Exhibit C:        Power of Attorney

                                                             Page 19 of 44 pages


                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Dated October 1, 2007                      By:     /s/ Kim M. Silva
                                               --------------------------------
                                                   Kim M. Silva

                                           Attorney-in-Fact for:

                                           SPO PARTNERS II, L.P.(1)
                                           SPO ADVISORY PARTNERS, L.P.(1)
                                           SAN FRANCISCO PARTNERS II, L.P.(1)
                                           SF ADVISORY PARTNERS, L.P.(1)
                                           SPO ADVISORY CORP.(1)
                                           JOHN H. SCULLY(1)
                                           WILLIAM E. OBERNDORF(1)
                                           WILLIAM J. PATTERSON(1)
                                           PHOEBE SNOW FOUNDATION, INC.(1)
                                           THE ELIZABETH R. & WILLIAM J.
                                              PATTERSON FOUNDATION(1)
                                           ELI J. WEINBERG(1)
                                           IAN R. McGUIRE(2)


                                           (1) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity has been
                                           previously filed with the
                                           Securities and Exchange
                                           Commission.

                                           (2) A Power of Attorney
                                           authorizing Kim M. Silva to
                                           act on behalf of this
                                           person or entity is filed as
                                           Exhibit C.

                                                                                                                 Page 20 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                           7/30/2007         Buy     7,800         58.5000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   7/30/2007         Buy     300           58.5000          Open Market/Broker
John H Scully's IRRA                                   7/30/2007         Buy     100           58.5000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/8/2007          Buy     391           56.0000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/8/2007          Buy     56,309        56.0100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/8/2007          Buy     13            56.0000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/8/2007          Buy     1,887         56.0100          Open Market/Broker
John H Scully's IRRA                                   8/8/2007          Buy     8             56.0000          Open Market/Broker
John H Scully's IRRA                                   8/8/2007          Buy     1,192         56.0100          Open Market/Broker
William H. Patterson's IRA                             8/8/2007          Buy     1             56.0000          Open Market/Broker
William H. Patterson's IRA                             8/8/2007          Buy     199           56.0100          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     98            52.2700          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     196           52.3100          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     633           52.3300          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     195           52.3400          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     147           52.3500          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     1,074         52.3600          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     976           52.3900          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     2,245         52.4000          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     293           52.4900          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     195           52.5200          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     102           52.5400          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     98            52.5500          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     2,338         52.5600          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     488           52.5800          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     8,218         52.7500          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     878           52.7600          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     389           52.7700          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     2,513         52.7800          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     2,183         52.7900          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     1,160         52.8000          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     390           52.8050          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     1,327         52.8100          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     402           52.8200          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     17,017        52.8300          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     1,398         52.8400          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     19,083        52.8500          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     5,856         52.8550          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     9,326         52.8600          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     2,151         52.8700          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     1,269         52.8800          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     1,074         52.8900          Open Market/Broker

                                                                                                                 Page 21 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  8/21/2007         Buy     6,410         52.9000          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     1,171         52.9800          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     2,994         52.9900          Open Market/Broker
SPO Partners II, L.P.                                  8/21/2007         Buy     3,313         53.0000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     2             52.2700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     4             52.3100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     13            52.3300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     4             52.3400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     3             52.3500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     22            52.3600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     20            52.3900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     46            52.4000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     6             52.4900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     4             52.5200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     2             52.5400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     2             52.5500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     48            52.5600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     10            52.5800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     168           52.7500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     18            52.7600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     8             52.7700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     52            52.7800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     45            52.7900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     24            52.8000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     8             52.8050          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     27            52.8100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     8             52.8200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     349           52.8300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     29            52.8400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     391           52.8500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     120           52.8550          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     191           52.8600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     44            52.8700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     26            52.8800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     22            52.8900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     131           52.9000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     24            52.9800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     61            52.9900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/21/2007         Buy     68            53.0000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.3400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.3500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.3600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.3900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     3             52.4000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.4900          Open Market/Broker

                                                                                                                 Page 22 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.5200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     2             52.5600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.5800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     8             52.7500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.7600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     3             52.7800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     2             52.7900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.8000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.8100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     17            52.8300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.8400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     20            52.8500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     6             52.8550          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     10            52.8600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     2             52.8700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.8800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.8900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     7             52.9000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     1             52.9800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     3             52.9900          Open Market/Broker

                                                                                                                 Page 23 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   8/21/2007         Buy     3             53.0000          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.3300          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.3600          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.3900          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     2             52.4000          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.5400          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     3             52.5600          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     9             52.7500          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.7600          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.7700          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     2             52.7800          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     3             52.7900          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     2             52.8000          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.8100          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     17            52.8300          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.8400          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     20            52.8500          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     6             52.8550          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     10            52.8600          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     2             52.8700          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.8800          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.8900          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     7             52.9000          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     1             52.9800          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     3             52.9900          Open Market/Broker
John H Scully SEP                                      8/21/2007         Buy     3             53.0000          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.3300          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.3600          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.3900          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     2             52.4000          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     2             52.5600          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     9             52.7500          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.7600          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.7700          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     2             52.7800          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     2             52.7900          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.8000          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.8050          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     2             52.8100          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.8200          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     18            52.8300          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     2             52.8400          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     19            52.8500          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     6             52.8550          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     9             52.8600          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     3             52.8700          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.8800          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.8900          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     7             52.9000          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     1             52.9800          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     3             52.9900          Open Market/Broker
John H Scully's IRRA                                   8/21/2007         Buy     3             53.0000          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.3300          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.3600          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.3900          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     2             52.4000          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     2             52.5600          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.5800          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     8             52.7500          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.7600          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     3             52.7800          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     2             52.7900          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.8000          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.8050          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     2             52.8100          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.8200          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     17            52.8300          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.8400          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     19            52.8500          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     6             52.8550          Open Market/Broker

                                                                                                                 Page 24 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
William H. Patterson's IRA                             8/21/2007         Buy     9             52.8600          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     2             52.8700          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     2             52.8800          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     1             52.8900          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     6             52.9000          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     2             52.9800          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     4             52.9900          Open Market/Broker
William H. Patterson's IRA                             8/21/2007         Buy     4             53.0000          Open Market/Broker

SPO Partners II, L.P.                                  8/22/2007         Buy     293           52.1700          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     572           52.1800          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     293           52.1900          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     859           52.2000          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     98            52.2050          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,149         52.2100          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     98            52.2200          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,622         52.2300          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     98            52.2350          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,856         52.2400          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     3,244         52.2500          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,728         52.2600          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,270         52.2700          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,515         52.2800          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,779         52.2900          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     21,980        52.3000          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     684           52.3100          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     4,249         52.3200          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     3,385         52.3300          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     5,106         52.3400          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     8,602         52.3500          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,137         52.3600          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,088         52.3700          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     3,576         52.3800          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     7,773         52.3900          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     10,637        52.4000          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,612         52.4100          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     3,317         52.4200          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     800           52.4300          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,071         52.4400          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,411         52.4500          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,470         52.4600          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     497           52.4700          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     365           52.4800          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     754           52.4900          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,192         52.5000          Open Market/Broker

                                                                                                                 Page 25 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  8/22/2007         Buy     2,322         52.5100          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,458         52.5200          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     352           52.5300          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     47            52.5400          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     302           52.5500          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     51            52.5600          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     488           52.5800          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     195           52.6000          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     293           52.6100          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     781           52.6200          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     98            52.6300          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     684           52.6400          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     398           52.6500          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     5,762         52.6600          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,488         52.6700          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,579         52.6800          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     7,063         52.6900          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,434         52.7000          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     219           52.7100          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     379           52.7200          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     971           52.7300          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,804         52.7400          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     2,344         52.7500          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,465         52.7600          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     6,451         52.7700          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     1,222         52.7800          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     198           52.7900          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     81            52.8400          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     121           52.8800          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     98            52.8900          Open Market/Broker
SPO Partners II, L.P.                                  8/22/2007         Buy     172           52.9000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     7             52.1700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     13            52.1800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     7             52.1900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     20            52.2000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     2             52.2050          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     50            52.2100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     2             52.2200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     38            52.2300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     2             52.2350          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     43            52.2400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     75            52.2500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     40            52.2600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     29            52.2700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     35            52.2800          Open Market/Broker

                                                                                                                 Page 26 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     65            52.2900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     510           52.3000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     16            52.3100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     99            52.3200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     79            52.3300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     119           52.3400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     200           52.3500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     50            52.3600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     48            52.3700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     83            52.3800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     180           52.3900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     247           52.4000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     61            52.4100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     77            52.4200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     19            52.4300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     48            52.4400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     56            52.4500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     34            52.4600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     12            52.4700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     8             52.4800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     17            52.4900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     28            52.5000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     53            52.5100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     34            52.5200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     8             52.5300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     1             52.5400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     7             52.5500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     1             52.5600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     11            52.5800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     5             52.6000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     7             52.6100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     18            52.6200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     2             52.6300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     16            52.6400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     9             52.6500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     134           52.6600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     57            52.6700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     37            52.6800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     164           52.6900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     56            52.7000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     5             52.7100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     9             52.7200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     23            52.7300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     42            52.7400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     54            52.7500          Open Market/Broker

                                                                                                                 Page 27 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     34            52.7600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     150           52.7700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     28            52.7800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     5             52.7900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     2             52.8400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     3             52.8800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     2             52.8900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/22/2007         Buy     4             52.9000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.1800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.2000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.2100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.2300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.2400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.2500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.2600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.2700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.2800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.2900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     15            52.3000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     3             52.3200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.3300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     3             52.3400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     6             52.3500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.3600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.3700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.3800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     6             52.3900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     7             52.4000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.4100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.4200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.4300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.4400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.4500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.4600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.4800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.4900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.5000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.5100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.5200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.5800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.6200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.6500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     4             52.6600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.6700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.6800          Open Market/Broker

                                                                                                                 Page 28 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     5             52.6900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.7000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.7400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     2             52.7500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.7600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     4             52.7700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.7800          Open Market/Broker

SPO Partners II, L.P.                                  8/23/2007         Buy     98            52.3500          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     293           52.3600          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     195           52.3800          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     339           52.4000          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     107           52.4100          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     488           52.4200          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     98            52.4400          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     2,813         52.4500          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     976           52.4600          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     390           52.4700          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     683           52.4800          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     438           52.4900          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     6,074         52.5000          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     436           52.5100          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     959           52.5200          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     488           52.5300          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     683           52.5400          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     957           52.5500          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     2,528         52.5600          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     4,492         52.5700          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     1,737         52.5800          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     1,757         52.5900          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     83,809        52.6000          Open Market/Broker
SPO Partners II, L.P.                                  8/23/2007         Buy     62            52.6700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     2             52.3500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     7             52.3600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     5             52.3800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     8             52.4000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     3             52.4100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     12            52.4200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     2             52.4400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     65            52.4500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     23            52.4600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     10            52.4700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     16            52.4800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     11            52.4900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     143           52.5000          Open Market/Broker

                                                                                                                 Page 29 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     10            52.5100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     22            52.5200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     11            52.5300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     16            52.5400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     22            52.5500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     59            52.5600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     105           52.5700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     41            52.5800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     41            52.5900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     1,965         52.6000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/23/2007         Buy     1             52.6700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     3             52.4500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     1             52.4600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     1             52.4800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     5             52.5000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     1             52.5100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     1             52.5200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     1             52.5300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     1             52.5400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     1             52.5500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     3             52.5600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     4             52.5700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     1             52.5800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     2             52.5900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/23/2007         Buy     75            52.6000          Open Market/Broker

SPO Partners II, L.P.                                  8/24/2007         Buy     1,877         52.6500          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     195           52.6600          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     195           52.6800          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     1,270         52.6900          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     684           52.7000          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     368           52.7100          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     489           52.7200          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     1,038         52.7300          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     2,110         52.7400          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     8,772         52.7500          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     986           52.7600          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     2,507         52.7700          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     1,466         52.7800          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     1,199         52.7900          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     1,545         52.8000          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     625           52.8100          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     489           52.8700          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     293           52.8900          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     3,204         52.9000          Open Market/Broker

                                                                                                                 Page 30 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  8/24/2007         Buy     293           52.9200          Open Market/Broker
SPO Partners II, L.P.                                  8/24/2007         Buy     195           52.9300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     44            52.6500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     5             52.6600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     5             52.6800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     30            52.6900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     16            52.7000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     9             52.7100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     11            52.7200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     24            52.7300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     50            52.7400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     206           52.7500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     23            52.7600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     59            52.7700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     34            52.7800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     28            52.7900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     36            52.8000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     15            52.8100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     11            52.8700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     7             52.8900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     75            52.9000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     7             52.9200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/24/2007         Buy     5             52.9300          Open Market/Broker

SPO Partners II, L.P.                                  8/27/2007         Buy     16,300        52.9500          Open Market/Broker

SPO Partners II, L.P.                                  8/28/2007         Buy     61            52.1800          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     2,369         52.1900          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     1,664         52.2000          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     498           52.2400          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     22,649        52.2500          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     17,406        52.3000          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     3,204         52.3100          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     195           52.3200          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     6,941         52.3500          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     293           52.3600          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     1,390         52.3700          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     195           52.3800          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     8,534         52.4000          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     28            52.4100          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     847           52.4200          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     14,638        52.4300          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     1,459         52.4400          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     14,939        52.4500          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     1,459         52.4600          Open Market/Broker

                                                                                                                 Page 31 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  8/28/2007         Buy     820           52.4700          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     4,040         52.4800          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     195           52.4900          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     8,703         52.5000          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     195           52.5400          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     2,714         52.5500          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     1,772         52.5600          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     488           52.5900          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     9,147         52.6000          Open Market/Broker
SPO Partners II, L.P.                                  8/28/2007         Buy     9,757         52.6500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     1             52.1800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     55            52.1900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     39            52.2000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     11            52.2400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     531           52.2500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     408           52.3000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     75            52.3100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     5             52.3200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     163           52.3500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     7             52.3600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     33            52.3700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     5             52.3800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     200           52.4000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     1             52.4100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     20            52.4200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     343           52.4300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     34            52.4400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     350           52.4500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     34            52.4600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     19            52.4700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     95            52.4800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     5             52.4900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     204           52.5000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     5             52.5400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     64            52.5500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     41            52.5600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     11            52.5900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     214           52.6000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/28/2007         Buy     227           52.6500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     4             52.1900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     2             52.2000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     1             52.2400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     33            52.2500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     25            52.3000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     5             52.3100          Open Market/Broker

                                                                                                                 Page 32 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     10            52.3500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     2             52.3700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     12            52.4000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     1             52.4200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     21            52.4300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     2             52.4400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     22            52.4500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     2             52.4600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     1             52.4700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     6             52.4800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     13            52.5000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     4             52.5500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     3             52.5600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     1             52.5900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     14            52.6000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/28/2007         Buy     16            52.6500          Open Market/Broker

SPO Partners II, L.P.                                  8/29/2007         Buy     471           51.7600          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     283           51.7700          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     1,023         51.8000          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     377           51.8100          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     471           51.8200          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     920           51.8300          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     283           51.8400          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     754           51.8500          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     544           51.8800          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     189           51.8900          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     210           51.9000          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     283           51.9050          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     471           51.9100          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     566           51.9200          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     1,131         51.9250          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     1,226         51.9300          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     768           51.9400          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     4,948         51.9500          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     3,299         51.9600          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     6,316         51.9700          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     24,040        51.9750          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     34            51.9800          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     1,697         51.9900          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     4,997         52.0000          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.1175          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.1200          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.1250          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     189           52.1300          Open Market/Broker

                                                                                                                 Page 33 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  8/29/2007         Buy     189           52.1350          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     189           52.1400          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     283           52.1500          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     566           52.1700          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     566           52.1800          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     226           52.2000          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     189           52.2100          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     1,508         52.2200          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     999           52.2300          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     754           52.2400          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     999           52.2500          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     132           52.2600          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     1,131         52.2700          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     283           52.2800          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     844           52.2900          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.2950          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     1,131         52.3000          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     419           52.3100          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     189           52.3300          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     660           52.3400          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     377           52.3600          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     283           52.3700          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.4200          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     189           52.4300          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     754           52.4500          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     189           52.4900          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     1,697         52.5000          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     566           52.6200          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.6300          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     477           52.6400          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     840           52.6500          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     286           52.6600          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     85            52.6700          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     754           52.6900          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     189           52.7000          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     1,367         52.7100          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.7150          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.7200          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.7250          Open Market/Broker
SPO Partners II, L.P.                                  8/29/2007         Buy     94            52.7400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     28            51.7600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     16            51.7700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     59            51.8000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     22            51.8100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     28            51.8200          Open Market/Broker

                                                                                                                 Page 34 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     54            51.8300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     16            51.8400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     44            51.8500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     32            51.8800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     11            51.8900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     12            51.9000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     16            51.9050          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     28            51.9100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     33            51.9200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     66            51.9250          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     71            51.9300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     45            51.9400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     288           51.9500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     192           51.9600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     367           51.9700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     1,397         51.9750          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     2             51.9800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     99            51.9900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     290           52.0000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.1175          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.1200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.1250          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     11            52.1300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     11            52.1350          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     11            52.1400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     16            52.1500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     33            52.1700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     33            52.1800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     13            52.2000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     11            52.2100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     88            52.2200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     58            52.2300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     44            52.2400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     58            52.2500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     8             52.2600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     66            52.2700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     16            52.2800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     49            52.2900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.2950          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     66            52.3000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     24            52.3100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     11            52.3300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     38            52.3400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     22            52.3600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     16            52.3700          Open Market/Broker

                                                                                                                 Page 35 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.4200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     11            52.4300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     44            52.4500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     11            52.4900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     99            52.5000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     33            52.6200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.6300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     28            52.6400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     49            52.6500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     17            52.6600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.6700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     44            52.6900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     11            52.7000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     79            52.7100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.7150          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.7200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.7250          Open Market/Broker
Phoebe Snow Foundation, Inc.                           8/29/2007         Buy     5             52.7400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.7600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.7700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     3             51.8000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.8100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.8200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     2             51.8300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.8400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     2             51.8500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.8800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.9000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.9050          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.9100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             51.9200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     3             51.9250          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     3             51.9300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     2             51.9400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     13            51.9500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     9             51.9600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     17            51.9700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     63            51.9750          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     4             51.9900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     13            52.0000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.1175          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.1200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.1250          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.1500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.1700          Open Market/Broker

                                                                                                                 Page 36 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.1800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.2000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     4             52.2200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     3             52.2300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     2             52.2400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     3             52.2500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     3             52.2700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.2800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     2             52.2900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.2950          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     3             52.3000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/22/2007         Buy     1             52.3100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     2             52.3400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.3600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.3700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.4200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     2             52.4500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     4             52.5000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.6200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.6300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.6400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     2             52.6500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     2             52.6900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     4             52.7100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.7150          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.7200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.7250          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   8/29/2007         Buy     1             52.7400          Open Market/Broker

SPO Partners II, L.P.                                  9/26/2007         Buy     168           47.3600          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     185           47.3700          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     18            47.3800          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     278           47.4000          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     370           47.4100          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     278           47.4300          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     93            47.4400          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     4,244         47.4500          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,575         47.4600          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     2,038         47.4700          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     185           47.4800          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,128         47.4900          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     370           47.5000          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     649           47.6200          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     278           47.6300          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     93            47.6400          Open Market/Broker

                                                                                                                 Page 37 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  9/26/2007         Buy     1,111         47.6500          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     278           47.7000          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     463           47.7400          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,945         47.7500          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     3,334         47.7600          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     2,872         47.7700          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     7,400         47.7800          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     2,861         47.7900          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     186           47.7950          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     5,541         47.8000          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     93            47.8050          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,668         47.8100          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,852         47.8200          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,389         47.8300          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     5,226         47.8400          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     463           47.8500          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,296         47.8600          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     834           47.8700          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     463           47.8800          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     177           47.8900          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     93            47.8950          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     3,983         47.9000          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     371           47.9100          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     463           47.9200          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     93            47.9250          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,398         47.9300          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,575         47.9400          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     93            47.9450          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     6,975         47.9500          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     93            47.9600          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     1,112         47.9800          Open Market/Broker
SPO Partners II, L.P.                                  9/26/2007         Buy     278           47.9900          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     9             47.3600          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     10            47.3700          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     1             47.3800          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     15            47.4000          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     20            47.4100          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     15            47.4300          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     5             47.4400          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     231           47.4500          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     86            47.4600          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     111           47.4700          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     10            47.4800          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     62            47.4900          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     20            47.5000          Open Market/Broker

                                                                                                                 Page 38 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
San Francisco Partners II, L.P.                        9/26/2007         Buy     35            47.6200          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     15            47.6300          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     5             47.6400          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     61            47.6500          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     15            47.7000          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     25            47.7400          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     106           47.7500          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     182           47.7600          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     156           47.7700          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     403           47.7800          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     156           47.7900          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     10            47.7950          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     302           47.8000          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     5             47.8050          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     91            47.8100          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     101           47.8200          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     76            47.8300          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     285           47.8400          Open Market/Broke
San Francisco Partners II, L.P.                        9/26/2007         Buy     25            47.8500          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     71            47.8600          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     45            47.8700          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     25            47.8800          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     10            47.8900          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     5             47.8950          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     217           47.9000          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     20            47.9100          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     25            47.9200          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     5             47.9250          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     76            47.9300          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     86            47.9400          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     5             47.9450          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     380           47.9500          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     5             47.9600          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     61            47.9800          Open Market/Broker
San Francisco Partners II, L.P.                        9/26/2007         Buy     15            47.9900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     4             47.3600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     4             47.3700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     7             47.4000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     9             47.4100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     7             47.4300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     2             47.4400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     100           47.4500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     37            47.4600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     48            47.4700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     4             47.4800          Open Market/Broker

                                                                                                                 Page 39 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     27            47.4900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     9             47.5000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     15            47.6200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     7             47.6300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     2             47.6400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     26            47.6500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     7             47.7000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     11            47.7400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     46            47.7500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     79            47.7600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     68            47.7700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     174           47.7800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     67            47.7900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     4             47.7950          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     131           47.8000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     2             47.8050          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     39            47.8100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     44            47.8200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     33            47.8300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     123           47.8400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     11            47.8500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     31            47.8600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     20            47.8700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     11            47.8800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     4             47.8900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     2             47.8950          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     94            47.9000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     8             47.9100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     11            47.9200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     2             47.9250          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     33            47.9300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     37            47.9400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     2             47.9450          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     164           47.9500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     2             47.9600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     25            47.9800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/26/2007         Buy     7             47.9900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.3700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.4100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     6             47.4500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     2             47.4600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     3             47.4700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.4800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     2             47.4900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.5000          Open Market/Broker

                                                                                                                 Page 40 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.6200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     2             47.6500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.7400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     3             47.7500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     5             47.7600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     4             47.7700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     11            47.7800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     4             47.7900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     8             47.8000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     2             47.8100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     3             47.8200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     2             47.8300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     8             47.8400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.8500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     2             47.8600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.8700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.8800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     6             47.9000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.9100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     1             47.9200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     2             47.9300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     2             47.9400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     10            47.9500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/26/2007         Buy     2             47.9800          Open Market/Broker

SPO Partners II, L.P.                                  9/27/2007         Buy     93            48.9800          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     185           49.0100          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     93            49.0200          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     554           49.0300          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     370           49.0400          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     92            49.0500          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     933           49.0600          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     462           49.0700          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     545           49.0800          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     924           49.0900          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     3,696         49.1000          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     4,285         49.1100          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     8,047         49.1200          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     3,850         49.1300          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     4,648         49.1400          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     7,137         49.1500          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     7,300         49.1600          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     7,305         49.1700          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     5,409         49.1800          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     5,563         49.1900          Open Market/Broker

                                                                                                                 Page 41 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
SPO Partners II, L.P.                                  9/27/2007         Buy     10,258        49.2000          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     3,000         49.2100          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     221           49.2200          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     1,940         49.2300          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     185           49.2400          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     670           49.2500          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     1,419         49.2600          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     2,680         49.2700          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     2,809         49.2800          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     2,365         49.2900          Open Market/Broker
SPO Partners II, L.P.                                  9/27/2007         Buy     462           49.3000          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     5             48.9800          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     10            49.0100          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     5             49.0200          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     30            49.0300          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     20            49.0400          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     6             49.0500          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     51            49.0600          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     25            49.0700          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     30            49.0800          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     51            49.0900          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     203           49.1000          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     235           49.1100          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     441           49.1200          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     211           49.1300          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     255           49.1400          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     392           49.1500          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     400           49.1600          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     401           49.1700          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     297           49.1800          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     305           49.1900          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     563           49.2000          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     165           49.2100          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     12            49.2200          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     106           49.2300          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     10            49.2400          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     37            49.2500          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     78            49.2600          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     147           49.2700          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     154           49.2800          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     130           49.2900          Open Market/Broker
San Francisco Partners II, L.P.                        9/27/2007         Buy     25            49.3000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     2             48.9800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     5             49.0100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     2             49.0200          Open Market/Broker

                                                                                                                 Page 42 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     15            49.0300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     10            49.0400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     2             49.0500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     25            49.0600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     12            49.0700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     14            49.0800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     24            49.0900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     97            49.1000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     113           49.1100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     212           49.1200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     101           49.1300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     122           49.1400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     188           49.1500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     192           49.1600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     192           49.1700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     142           49.1800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     146           49.1900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     270           49.2000          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     79            49.2100          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     6             49.2200          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     51            49.2300          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     5             49.2400          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     18            49.2500          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     37            49.2600          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     70            49.2700          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     74            49.2800          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     62            49.2900          Open Market/Broker
Phoebe Snow Foundation, Inc.                           9/27/2007         Buy     12            49.3000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     1             49.0300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     1             49.0600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     1             49.0700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     1             49.0800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     1             49.0900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     4             49.1000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     5             49.1100          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     9             49.1200          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     5             49.1300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     6             49.1400          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     7             49.1500          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     9             49.1600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     8             49.1700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     6             49.1800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     7             49.1900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     11            49.2000          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     3             49.2100          Open Market/Broker

                                                                                                                 Page 43 of 44 pages

                                                            SCHEDULE I TO
                                               SCHEDULE 13D FOR SPO PARTNERS II, L.P.

Reporting Person                                       Date of           Type    Number of     Price Per        Where/How
                                                       Transaction               Shares        Share ($)        Transaction Effected
------------------------------------------------------------------------------------------------------------------------------------
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     3             49.2300          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     2             49.2600          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     3             49.2700          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     3             49.2800          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     3             49.2900          Open Market/Broker
The Elizabeth R. and William J. Patterson Foundation   9/27/2007         Buy     1             49.3000          Open Market/Broker

                                                            Page 44 of 44 pages


                                                   EXHIBIT INDEX

EXHIBIT    DOCUMENT DESCRIPTION
-------    --------------------
A          Agreement Pursuant to Rule 13d-1 (k)

B          Powers of Attorney (previously filed)

C          Power of Attorney